Exhibit 99.1

KĀLLO INC. Signs Strategic Alliance Agreement with PetroData
Management Services Limited

Exclusive Agreement enhances Kāllo’s sales and delivery capacity in Nigeria

MARKHAM, Ont. (November 03, 2011) – To enhance Kāllo Inc.’s ability to address a global need for the provision of healthcare services in remote areas, the company has signed a formal agreement with PetroData Management Services Limited.

As part of Kāllo’s global growth strategy, this agreement enables Kāllo to bring the Mobile Care clinic to areas in great need of such healthcare services through locally known and reputed distributors. Petrodata Management Services Limited will sell Kāllo’s mobile clinic Mobile CareTM and provide local logistic and professional services for implementation and maintenance of the Mobile CareTM clinics.

“Petrodata Management Services Limited has a well-earned reputation for excellence in data storage, management and customers service,” said John Cecil, CEO, Kāllo Inc. “Moreover, we are confident that the company’s executive team, led by Chairman, Eng. Babajide Soyode, has the necessary regional credibility and reach to successfully represent our products and services in the Nigerian market – one that requires Kāllo’s innovation to adequately provide healthcare services to remote communities. We look forward to a long and rewarding business relationship.”

“As per WHO, Nigeria has only 2.97 healthcare workers per 1000 population v/s a global average of 9.3” said Eng. Babajide Soyode, “Through this relationship with Kāllo, I am confident that we have the right mix of regional expertise and biomedical technologies needed, to address this urgent need and improve healthcare delivery in Nigeria’s remote communities, I am proud to be associated with Kāllo Inc. – a company that I’ve come to know as one that has the right combination of insight, commitment and innovation required to meet the unique healthcare needs of the people of this great country.” Said Eng. Babajide Soyode Chairman, Petrodata Management Services Limited.

Kāllo Inc. operates out of Markham, ON. Canada and provides Healthcare Technology solutions to doctors (general practitioners and specialists), clinics and hospitals, with technology infrastructure that supports both Windows and Mac environments. Kāllo converts/integrates clients’ historical data into our software and systems; install, implement and train clients and their staff on our system and provide remote support and system maintenance to ensure high uptime to the health professional. Besides EMR, PACS and MDC, Kāllo is launching Mobile Care™ and 3 other copyrighted technologies in the next few months. Kāllo is a publicly traded company, listed on the OTC markets (otcmarkets.com), stock symbol KALO.OB

For more information or to contact a spokesperson, please contact:

James Daouphars, Mansfield Communications Inc., Toronto
James@mcipr.com, 416.599.0024 ext. 222